UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 11, 2008

Avensys Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-33199	88-0467848
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

400 Montpellier Blvd.
Montreal, Quebec
Canada H4N 2G7
(Address of principal executive offices and Zip Code)

(514) 904-6030
(Registrant's telephone number, including area code)

Copies to:
Darrin Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
32nd Floor
New York, NY 10006
Tel:(212) 930-9700
Fax:(212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Shareholder Agreement pertaining to the acquisition of ITF Laboratories (“ITF”)

On September 11, 2008, Avensys Corporation (“Avensys” or the “Company”) and the Preferred Holders, as that term is defined in the ITF Shareholder Agreement, adopted an amendment to the ITF Shareholder Agreement (the “Amendment Agreement”). The ITF Shareholder Agreement dated April 18, 2006 was previously disclosed on a Form 8-K that was filed with the Securities and Exchange Commission on April 24, 2006.

The Amendment Agreement amends the following items in the ITF Shareholder Agreement:

•	The exercise of the put option by the Preferred Holders shall be postponed for eighteen (18) months from April 1, 2009 to October 1, 2010.

•
Avensys Inc., a wholly owned subsidiary of the Company, will pay interest at a rate of ten percent (10%) per annum beginning on April 1, 2009 and continuing until the date of exercise of the put option on each Preferred Holder’s proportional share of the cash consideration, should they choose to exercise their option.

•
Avensys Inc. will also raise the total amount of the share consideration from $1,500,000 to $2,000,000 and will reduce the reference price from US$0.34 to US$0.11, should the Preferred Holders choose to exercise the put option for their proportionate amount of common shares of the Company.

Item 9.01 Exhibits

Exhibit	Description

3.1
Amendment Agreement by and between Avensys Inc. and Investissement Technologie (3599) Inc. and Ontario Teachers’ Pension Plan and Celtic House Venture Partners Fund II A LP and GTI V Limited Partnership and GTI (NR) Limited Partnership and Bay Tech Venture Capital GMBH & CO KG and Avensys Corporation and ITF Laboratories Inc., dated as of August 29, 2008 and rendered effective on September 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENSYS CORPORATION

September 19, 2008	By:	/s/ John G. Fraser
John G. Fraser President and Chief Executive Officer